ASGI MESIROW INSIGHT FUND, LLC
(A Delaware Limited Liability Company)
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
Dated as of April 1, 2012


TABLE OF CONTENTS
Page
ARTICLE I: DEFINITIONS   1
ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS   4
2.1     FORMATION OF LIMITED LIABILITY COMPANY   4
2.2     NAME   5
2.3     PRINCIPAL AND REGISTERED OFFICE   5
2.4     DURATION   5
2.5     BUSINESS OF THE FUND   5
2.6     BOARD OF MANAGERS   7
2.7     MEMBERS   8
2.8     BOTH MANAGERS AND MEMBERS   8
2.9     LIMITED LIABILITY   8
ARTICLE III: MANAGEMENT   9
3.1     MANAGEMENT AND CONTROL   9
3.2     ACTIONS BY THE BOARD OF MANAGERS   10
3.3     MEETINGS OF MEMBERS   10
3.4     CUSTODY OF THE FUND'S ASSETS   11
3.5     OTHER ACTIVITIES OF MEMBERS AND MANAGERS   11
3.6     DUTY OF CARE   12
3.7     INDEMNIFICATION   12
3.8     FEES, EXPENSES AND REIMBURSEMENT   14
ARTICLE IV: TERMINATION OF STATUS OF MANAGERS,  TRANSFERS AND
REPURCHASES   16
4.1     TERMINATION OF STATUS OF A MANAGER   16
4.2     REMOVAL OF THE MANAGERS   16
4.3     TRANSFER OF SHARES OF MEMBERS   16
4.4     REPURCHASE OF SHARES   17
ARTICLE V: SHARES   19
5.1     SHARES   19
5.2     RIGHTS OF MEMBERS   20
5.3     ISSUANCE OF SHARES   20
5.4     REGISTER OF SHARES   20
ARTICLE VI: DISSOLUTION AND LIQUIDATION   21
6.1     DISSOLUTION   21
6.2     LIQUIDATION OF ASSETS   21
ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS   22
7.1     ACCOUNTING AND REPORTS   22
7.2     DETERMINATIONS BY THE BOARD OF MANAGERS   22
7.3     VALUATION OF ASSETS   22
7.4     DISTRIBUTIONS TO MEMBERS.   23
7.5     POWER TO MODIFY FOREGOING PROCEDURES   24
7.6     DIVIDEND REINVESTMENT PLAN   24
ARTICLE VIII: MISCELLANEOUS PROVISIONS   24
8.1     AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT   24
8.2     SPECIAL POWER OF ATTORNEY   25
8.3     NOTICES   26
8.4     AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS   26
8.5     APPLICABILITY OF 1940 ACT AND FORM N-2   27
8.6     CHOICE OF LAW   27
8.7     NOT FOR BENEFIT OF CREDITORS   27
8.8     THIRD-PARTY BENEFICIARIES   27
8.9     MERGER AND CONSOLIDATION   27
8.10     PRONOUNS   28
8.11     CONFIDENTIALITY   28
8.12     SEVERABILITY   28
8.13     FILING OF RETURNS   29
8.14     USE OF NAMES "ALTERNATIVE STRATEGIES GROUP, INC.,"
"ASGI" AND "ASGI MESIROW INSIGHT FUND, LLC"   29


ASGI MESIROW INSIGHT FUND, LLC
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of ASGI Mesirow Insight Fund, LLC, formerly known as Wells Fargo Multi-Strategy 100 Master Fund I, LLC (the "Fund") is dated as of April 1, 2012 by and among the Board of Managers and the Members, and those Persons hereinafter admitted as Members.
WHEREAS, the Fund has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to an initial Certificate of Formation (the "Certificate") dated and filed with the Secretary of State of Delaware on May 15, 2008.
WHEREAS, the Board of Managers and the Members desire to amend and restate the provisions of the Fund's Limited Liability Company Agreement as hereinafter set forth;
WHEREAS, the Members have approved this amendment and restatement of the Limited Liability Company Agreement by resolution of the Members duly adopted at a meeting of Members on November 17, 2011;
NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:
ARTICLE I: DEFINITIONS
For purposes of this Agreement:
"1940 ACT" - The Investment Company Act of 1940, as amended, and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.
"ADVISERS ACT" - The Investment Advisers Act of 1940, as amended, and the rules, regulations, and orders thereunder, as amended from time to time, or any successor law.
"AFFILIATE" - An affiliated person of a person as such term is defined in the 1940 Act.
"AGREEMENT" - This Amended and Restated Limited Liability Company Agreement, as further amended from time to time. "ASGI" - Alternative Strategies Group, Inc., a North Carolina corporation, or any successor thereof.
"BOARD" - The Board of Managers established pursuant to
Section 2.6.
"BUSINESS DAY" - A day on which banks are ordinarily open for normal banking business in New York or such other day or days as the Board may determine in its sole and absolute discretion.
"CERTIFICATE" - The Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.
"CLASS" -- A class (within the meaning of Section 18-302 of the Delaware Act) of Shares created pursuant to Section 3.1(e).

"CLASS A Shares" -- A Class of Shares issued by the Fund, which Class shall be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) and a Placement Fee described in Section 3.8(e) and shall otherwise be subject to the same provisions as are applicable hereunder to any Shares or Class of Shares.

"CLASS I Shares" - A Class of Shares issued by the Fund, which Class shall not be subject to the Investor Distribution and Servicing Fee described in Section 3.8(d) or a Placement Fee described in Section 3.8(e), and shall otherwise be subject to the same provisions as are applicable hereunder to any Shares or Class of Shares.

"CLOSING DATE" - The effective date of the Fund's election to be classified as a corporation for federal income tax purposes.
"CODE" - The United States Internal Revenue Code of 1986, as amended from time to time, or any successor law.
"CONSTITUENT FUND" - Any of Wells Fargo Multi-Strategy 100 Fund I, LLC; Wells Fargo Multi-Strategy 100 TEI Fund I, LLC; Wells Fargo Multi-Strategy 100 Fund A, LLC; Wells Fargo Multi-Strategy 100 TEI Fund A, LLC.
"CONVERSION" - The conversion of the Fund from classification as a partnership to classification as a corporation for U.S. federal income tax purposes, electing to be treated as a regulated investment company under Subchapter M of the Code, and the reorganization of the Fund and each Constituent Fund pursuant to an Agreement and Plan of Reorganization.
"DELAWARE ACT" - The Delaware Limited Liability Company Act, as amended from time to time, or any successor law.
"FISCAL PERIOD" - The period commencing on the Closing Date, and thereafter each period commencing on the day immediately following the last Business Day of the preceding Fiscal Period, and ending at the close of business on the first to occur of the following dates:
1)   the last day of each Fiscal Year;
2)   the last day of each Taxable Year; or
3) any day on which the Fund values any Shares of any Member in connection with the issuance or repurchase of such Shares.

"FISCAL YEAR" - The period commencing on the Closing Date and ending on the next succeeding March 31, and thereafter each period commencing on April 1 of each year and ending on the immediately following March 31 (or on the date of the final distribution pursuant to Section 6.2 hereof), unless and until the Board shall elect another fiscal year for the Fund.
"FORM N-2" - The Fund's Registration Statement on Form N-2 filed with the Securities and Exchange Commission, as amended from time to time.
"FUND" - The limited liability company governed hereby. "INDEMNITEES" - Each Manager of the Fund and the directors, officers and employees of the Fund (including his or her respective executors, heirs, assigns, successors, or other legal representatives).
"INDEPENDENT MANAGERS" - Those Managers who are not "interested persons" of the Fund as such term is defined by the 1940 Act.
"INVESTMENT FUNDS" - Investment funds in which the Fund's assets are invested.
"INVESTMENT MANAGERS" - The organizations that manage and direct the investment activities of Investment Funds. "MANAGER" - An individual designated as a Manager of the Fund pursuant to the provisions of Section 2.6 of the Agreement and who serves on the Board of the Fund.
"MEMBER" - Any Person who shall have been admitted to the Fund as a member (including any Manager in such Person's capacity as a member of the Fund but excluding any Manager in such Person's capacity as a Manager of the Fund) until such Person ceases to be a Member in accordance with the terms hereof and the Delaware Act.
"NET ASSETS" - The total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund, calculated before giving effect to any repurchases of Shares. With respect to any Class of Shares, the total value of the portion of all assets of the Fund attributable to such Class, less an amount equal to the portion of all accrued debts, liabilities and obligations of the Fund attributable to such Class, calculated before giving effect to any repurchases of Shares of such Class, in accordance with the Fund's Multi-Class Share Plan adopted pursuant to Rule 18f-3 under the 1940 Act. The Net Assets of the Fund will be computed as of the close of business on the last Business Day of each Fiscal Period. In computing Net Assets, the Fund will value its assets in accordance with
Section 7.3. Expenses of the Fund and its liabilities (including the amount of any borrowings) are taken into account for purposes of computing Net Assets.
"NET ASSET VALUE" - With respect to any Share, Net Assets of the applicable Class of Shares divided by the number of Shares of such Class outstanding at the applicable date.
"PERSON" - Any individual, limited partnership corporation, association, limited liability company or partnership, estate, trust, governmental authority or other legal entity and his, her or its heirs, executors, administrators, legal representatives, successors and assigns where the context requires.
"PLACEMENT AGENT" - Alternative Strategies Brokerage Services, Inc. or any Person who may hereafter serve as a placement agent for Shares pursuant to a placement agreement with the Fund.

"REGULATIONS" - Treasury Regulations promulgated under the
Code.
"SECURITIES" - Securities (including, without limitation, equities, debt obligations, options, and other "securities" as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation, currency, commodity, any type of derivative instrument and financial instrument and any contract based on any index or group of securities, debt obligations, currencies, commodities, any options thereon and any interests, units or shares issued by an Investment Fund. "SHARES" - The Shares of undivided limited liability company interest, each representing an ownership interest in the Fund, including the rights and obligations of a Member under this Agreement and the Delaware Act. Shares of any Class shall be issued at the Net Asset Value for such Class as of the date of issuance.
"TAXABLE YEAR" - The period commencing on the Closing Date and ending on the next succeeding March 31, and thereafter each period commencing on April 1 of each year and ending on the immediately following March 31 (or on the date of the final distribution pursuant to Section 6.2 hereof), unless and until the Board shall elect another taxable year for the Fund. "TRANSFER" - The assignment, transfer, sale, encumbrance, pledge, or other disposition of a Share, including any right to receive any distributions attributable to such Share, and "TRANSFEROR" and "TRANSFEREE" mean the respective parties to a Transfer.
"VALUATION DATE" - The date as of which the Fund values Shares for purposes of determining the price at which Shares are to be repurchased by the Fund pursuant to an offer made by the Fund pursuant to Section 4.4 hereof.
ARTICLE II: ORGANIZATION; ADMISSION OF MEMBERS
2.1     FORMATION OF LIMITED LIABILITY COMPANY

The Fund has been formed as a limited liability company by the filing of the Certificate. The Board shall cause the execution and filing in accordance with the Delaware Act of any amendment to the Certificate and shall cause the execution and filing with applicable governmental authorities of any other instruments, documents, and certificates that, in the opinion of the Fund's legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or as such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund.

2.2     NAME
The Fund's name shall be "ASGI Mesirow Insight Fund, LLC" or such other name as the Board may hereafter adopt upon (i) causing an appropriate amendment to the Certificate to be filed in accordance with the Delaware Act and (ii) taking such other actions as may be required by law.
2.3     PRINCIPAL AND REGISTERED OFFICE
The Fund shall have its principal office c/o Alternative Strategies Group, Inc., 401 South Tryon Street, Charlotte, North Carolina 28288, or at such other place as may be designated from time to time by the Board.
The Fund shall have its registered office in Delaware at Corporation Service Company and shall have Corporation Service Company as its registered agent for service of process in Delaware, unless a different registered office or agent is designated from time to time by the Board.

2.4     DURATION
The term of the Fund commenced on the filing of the Certificate with the Secretary of State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.1 hereof.
2.5     BUSINESS OF THE FUND
(a) The business of the Fund is, either directly or indirectly, through one or more other pooled investment vehicles, to purchase, sell (including short sales), invest, and trade in Securities, on margin or otherwise, to engage in any financial or derivative transactions relating thereto or otherwise, and to invest in one or more other Investment Funds as a fund of funds. The Fund may execute, deliver, and perform all contracts, agreements, subscription documents, and other undertakings and engage in all activities and transactions as may in the opinion of the Board be necessary or advisable to carry out its objective or business.
(b) The Fund shall operate as a closed-end, non-diversified, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions as may be adopted by the Board and the Members, to the extent required by the 1940 Act. The Fund may register its Shares under the Securities Act of 1933, as amended, but need not so register Shares.
(c) In furtherance of the Fund's business, the Board shall have the authority to take the following actions, and to delegate such portion or all of such authority to such officers of the Fund as the Board may elect:
(1) To enter into and perform any and all agreements relating to the Conversion, including the issuance of Shares and the admission of Members in accordance therewith.
(2) To acquire or buy, and invest the Fund's property in, own, hold for investment or otherwise, and to sell or otherwise dispose of, all types and kinds of securities and investments of any kind including, but not limited to, interests, shares or units of Investment Funds, stocks, profit-sharing interests or participations and all other contracts for or evidences of equity interests, bonds, debentures, warrants and rights to purchase securities, and interests in loans, certificates of beneficial interest, bills, notes and all other contracts for or evidences of indebtedness, money market instruments including bank certificates of deposit, finance paper, commercial paper, bankers' acceptances and other obligations, and all other negotiable and non-negotiable securities and instruments, however named or described, issued by corporations, trusts, associations or any other Persons, domestic or foreign, or issued or guaranteed by the United States of America or any agency or instrumentality thereof, by the government of any foreign country, by any State, territory or possession of the United States, by any political subdivision or agency or instrumentality of any state or foreign country, or by any other government or other governmental or quasi-governmental agency or instrumentality, domestic or foreign; to acquire and dispose of interests in domestic or foreign loans made by banks and other financial institutions; to deposit any assets of the Fund in any bank, trust company or banking institution or retain any such assets in domestic or foreign cash or currency; to purchase and sell gold and silver bullion, precious or strategic metals, and coins and currency of all countries; to engage in "when issued" and delayed delivery transactions; to enter into repurchase agreements, reverse repurchase agreements and firm commitment agreements; to employ all types and kinds of hedging techniques and investment management strategies;
and to change the investments of the Fund.
(3) To acquire (by purchase, subscription or otherwise), to hold, to trade in and deal in, to acquire any rights or options to purchase or sell, to sell or otherwise dispose of, to lend and to pledge any of the Fund's property or any of the foregoing securities, instruments or investments; to purchase and sell options on securities, currency, precious metals and other commodities, indices, futures contracts and other financial instruments and assets and enter into closing and other transactions in connection therewith; to enter into all types of commodities contracts, including, without limitation, the purchase and sale of futures contracts on securities, currency, precious metals and other commodities, indices and other financial instruments and assets; to enter into forward foreign currency exchange contracts and other foreign exchange and currency transactions of all types and kinds; to enter into interest rate, currency and other swap transactions; and to engage in all types and kinds of hedging and risk management transactions.
(4) To exercise all rights, powers and privileges of ownership or interest in all securities and other assets included in the Fund property, including, without limitation, the right to vote thereon and otherwise act with respect thereto; and to do all acts and things for the preservation, protection, improvement and enhancement in value of all such securities and assets.
(5) To acquire (by purchase, lease or otherwise) and to hold, use, maintain, lease, develop and dispose of (by sale or otherwise) any type or kind of property, real or personal, including domestic or foreign currency, and any right or interest therein.
(6) To borrow money and in this connection issue notes, commercial paper or other evidence of indebtedness; to secure borrowings by mortgaging, pledging or otherwise subjecting as security all or any part of the Fund property; to endorse, guarantee, or undertake the performance of any obligation or engagement of any other Person; to lend all or any part of the Fund's property to other Persons; and to issue general unsecured or other obligations of the Fund, and enter into indentures or agreements relating thereto.
(7) To aid, support or assist by further investment or other action any Person, any obligation of or interest which is included in the Fund's property or in the affairs of which the Fund has any direct or indirect interest; to do all acts and things designed to protect, preserve, improve or enhance the value of such obligation or interest; and to guarantee or become surety on any or all of the contracts, securities and other obligations of any such Person.
(8) To join other security holders in acting through a committee, depositary, voting trustee or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or trustee, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Board shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or trustee as the Board shall deem proper.
(9) To carry on any other business in connection with or incidental to any of the foregoing powers referred to in this Agreement, to do everything necessary, appropriate or desirable for the accomplishment of any purpose or the attainment of any object or the furtherance of any power referred to in this Agreement, either alone or in association with others, and to do every other act or thing incidental or appurtenant to or arising out of or connected with such business or purposes, objects or powers.
2.6     BOARD OF MANAGERS
(a) Upon becoming a Member as a result of the Conversion or by signing a subscription agreement, application or certification in connection with the purchase or acquisition of Shares, a Member as of the Closing Date shall be deemed to have voted for the election of each of the Managers so designated as of the Closing Date. After the Closing Date, the Board may, subject to the provisions of paragraphs (b) and
(c) of this Section 2.6 with respect to the number of and vacancies in the position of Manager and the provisions of
Section 3.3 hereof with respect to the election of Managers to the Board by Members, designate any Person who shall agree to be bound by all of the terms of this Agreement as a Manager. The names and mailing addresses of the Managers shall be set forth in the books and records of the Fund. After the Closing Date, the number of Managers shall be fixed from time to time by the Board.
(b) Each Manager shall serve on the Board for the duration of the term of the Fund, unless his or her status as a Manager shall be sooner terminated pursuant to Section 4.1 or Section
4.2 hereof. In the event of any vacancy in the position of Manager, the remaining Managers may appoint an individual to serve in such capacity, so long as immediately after such appointment at least two-thirds (2/3) of the Managers then serving would have been elected by the Members. The Board may call a meeting of Members to fill any vacancy in the position of Manager, and shall do so within 60 days after any date on which Managers who were elected by the Members cease to constitute a majority of the Managers then serving on the Board.
(c) In the event that no Manager remains to continue the business of the Fund, ASGI shall promptly call a meeting of the Members, to be held within 60 days after the date on which the last Manager ceased to act in that capacity, for the purpose of determining whether to continue the business of the Fund and, if the business shall be continued, of electing the required number of Managers to the Board. If the Members shall determine at such meeting not to continue the business of the Fund or if the required number of Managers is not elected within 60 days after the date on which the last Manager ceased to act in that capacity, then the Fund shall be dissolved pursuant to Section 6.1 hereof and the assets of the Fund shall be liquidated and distributed pursuant to Section 6.2 hereof.
2.7     MEMBERS
The Fund may offer Shares for purchase by investors (including through exchange) in such manner and at such times as may be determined by the Board. Each subscription for Shares is subject to the receipt by the Fund or its custodian of cleared funds on or before the acceptance date for such subscription in the full amount of such subscription or such other consideration as the Board may consider appropriate or on such other terms as may be set forth in the Fund's registration statement on Form N-2. Subject to the foregoing, a Person may be admitted to the Fund as a Member upon approval of the Board, subject to the condition that such Person (other than a Person becoming a Member as a result of the Conversion) shall execute and deliver a subscription agreement, application, certification or other document specified by the Board pursuant to which such Member agrees to be bound by all the terms and provisions of this Agreement. The Board may, in its sole and absolute discretion, reject any subscription for Shares. The Board may, in its sole and absolute discretion, suspend the offering of the Shares at any time. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase price paid by such Member for such Member's Shares; provided, however, that, in connection with the Conversion, members of any Constituent Fund who receive Shares in connection with the Conversion shall be admitted as Members effective as of the Closing Date.
2.8     BOTH MANAGERS AND MEMBERS
A Member may also be a Manager for purposes of the Delaware Act, in which event such Member's rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions of this Agreement or as provided in the Delaware Act.
2.9     LIMITED LIABILITY
Except as provided under the Delaware Act or the 1940 Act, a Member shall not be liable for the Fund's debts, obligations, and liabilities in any amount in excess of such Member's investment in the Fund. Except as provided under the Delaware Act or the 1940 Act, a Manager and any officer shall not be liable for the Fund's debts, obligations or liabilities, and any such officer or agent shall be deemed to be a Manager within the meaning of Sections 18-101(10) and 18-303(a) of the Delaware Act and of this Section 2.9.
ARTICLE III: MANAGEMENT
3.1     MANAGEMENT AND CONTROL
(a) Management and control of the business of the Fund shall be vested in the Board, which shall have the right, power, and authority, on behalf of the Fund and in its name, to exercise all rights, powers, and authority of managers under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and their duties hereunder. No Manager shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Manager's authority as delegated by the Board. The parties hereto intend that, except to the extent otherwise expressly provided herein, (i) each Manager shall be vested with the same powers, authority, and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware stock corporation organized under the Delaware General Corporation Law, (ii) each Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware stock corporation, and (iii) each Independent Manager shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware stock corporation who is not an "interested person" of such company, as such term is defined by the 1940 Act. During any period in which the Fund shall have no Managers, the initial Member or its assignee, shall have the authority to manage the business and affairs of the Fund.
(b) Members, in their capacity as Members, shall have no right to participate in and shall take no part in the management or control of the Fund's business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or as otherwise required in the Delaware Act.
(c) The Board may create one or more committees consisting of one or more Board Members, and it may delegate to any other Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law, and may appoint Persons to serve as officers of the Fund, with such titles and authority as may be determined by the Board consistent with applicable law and with this Agreement.
(d) The Board shall have full power and authority to adopt By-Laws providing for the conduct of the business of the Fund and containing such other provisions as they deem necessary, appropriate or desirable, subject to the voting powers of one or more Classes created pursuant to this Section 3.1, to amend and repeal such By-Laws; provided, however, that, to the extent the By-Laws are inconsistent with the terms or provisions of this Agreement, the terms and provisions of this Agreement shall control. Unless the By-Laws specifically require that Members authorize or approve the amendment or repeal of a particular provision of the By-Laws or otherwise required by the 1940 Act, any provision of the By-Laws may be amended or repealed by the Board without Member authorization or approval.
(e) The Board shall have the full power and authority, without Member approval, to authorize one or more Classes of Shares; Shares of each such Class having such preferences, voting powers and special or relative rights or privileges (including conversion rights, if any) as the Board may determine and as shall be set forth in a resolution adopted in accordance with this Agreement and, if applicable, the By-Laws. The Board may, without Member approval, amend this Agreement to provide for the terms of such Class or Classes or provide for the terms of such Class or Classes in a written plan adopted by the Board pursuant to Rule 18f-3 under the 1940 Act.
3.2     ACTIONS BY THE BOARD OF MANAGERS
(a) Unless provided otherwise in this Agreement, the Board shall act only: (i) by the affirmative vote of a majority of the Managers (including the vote of a majority of the Independent Managers if required by the 1940 Act) present at a meeting duly called at which a quorum of the Managers shall be present (in person or, if in person attendance is not required by the 1940 Act, by telephone or other electronic means) or
(ii) by unanimous written consent of all of the Managers without a meeting, if permissible under the 1940 Act.
(b) The Board may designate from time to time a Principal Manager or chair who shall preside at all meetings of the Board. Meetings of the Board may be called by the Principal Manager or by any two Managers, and may be held on such date and at such time and place as the Board shall determine. Each Manager shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Except as otherwise required by the 1940 Act, notice need not be given to any Manager who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting. Managers may attend and participate in any meeting by telephone or other electronic means except where in person attendance at a meeting is required by the 1940 Act. A majority of the Managers shall constitute a quorum at any meeting.
3.3     MEETINGS OF MEMBERS
(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board (or by ASGI in accordance with Section 2.6(c)) or by Members holding Shares with an aggregate Net Asset Value of 25% or more of the aggregate Net Asset Value of all Shares, and may be held at such time, date and place as the Board (or ASGI, if applicable under Section 2.6(c)) shall determine.
The Board (or ASGI in accordance with Section 2.6(c)) shall arrange to provide written notice of the meeting, stating the date, time, and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting at least 10 days prior thereto. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding 40% or more of the aggregate Net Asset Value of all Shares as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Members may be adjourned by the Board, by ASGI (in connection with a meeting under Section 2.6(c)), or by action of the Members holding a majority, by aggregate Net Asset Value, of the Shares present in person or by proxy without additional notice to the Members. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Managers and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.
(b) Each Member shall be entitled to cast at any meeting of Members a number of votes equivalent to the aggregate Net Asset Value of such Member's Share ownership as of the record date for such meeting. The Board shall establish a record date not less than 10 days nor more than 90 days prior to the date of any meeting of Members as the record date for determining eligibility to vote at such meeting and the number of votes that each Member will be entitled to cast at the meeting, and shall maintain for each such record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to cast at the meeting.
(c) A Member may vote at any meeting of Members by a proxy, provided that such proxy is authorized to act by (i) a written instrument properly executed by the Member and filed with the Fund before or at the time of the meeting or (ii) such electronic, telephonic, computerized or other alternative means as may be approved by a resolution adopted by the Board. A proxy may be suspended or revoked, as the case may be, by the Member executing the proxy by a later writing delivered to the Fund at any time prior to exercise of the proxy or if the Member executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Shares entitled to vote thereon were present and voted. The Board may establish a record date for such vote not less than 2 days nor more than 90 days prior to the date such request for consent is first mailed as the record date for determining eligibility to consent and the number of votes that each Member will be entitled to give its consent with respect to, and shall maintain for each record date a list setting forth the name of each Member and the number of votes that each Member will be entitled to give its consent with respect to.
3.4     CUSTODY OF THE FUND'S ASSETS
The physical possession of all funds, Securities, or other properties of the Fund shall at all times, be held, controlled and administered by one or more custodians retained by the Fund in accordance with the requirements of the 1940 Act and the rules thereunder.
3.5     OTHER ACTIVITIES OF MEMBERS AND MANAGERS
(a) The Managers shall not be required to devote all of their time to the affairs of the Fund, but shall devote such time as the Managers may reasonably believe to be required to perform their obligations under this Agreement.
(b) Any Member or Manager, and any Affiliate of any Member or Manager, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquiring and disposing of Securities, providing of investment advisory or brokerage services, serving as directors, officers, employees, advisors, or agents of other companies, partners of any partnership, managers of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Member or Manager shall have any rights in or to any such activities of any other Member or Manager, or in or to any profits derived therefrom.
3.6     DUTY OF CARE
(a) No Manager shall be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of a Manager's services pursuant to any agreement, including this Agreement, between a Manager and the Fund for the provision of services to the Fund unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of the Manager constituting willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the performance of his services to the Fund.
(b) Members that are not in breach of any obligation hereunder or under their subscription agreement, application or certification or under any other document pursuant to which Members agree to be bound by all the terms and provisions of this Agreement shall be liable to the Fund, any other Member, or third parties only as provided under the Delaware Act.
3.7     INDEMNIFICATION
(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.7(b) hereof, indemnify each Indemnitee against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such Indemnitee may be or may have been involved as a party or otherwise, or with which such Indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Manager of the Fund or the past or present performance of services to the Fund by such Indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such Indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee's offices. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of a Manager for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.
(b) Expenses so incurred by such Indemnitees, including, but not limited to, reasonable counsel fees and accounting and auditing expenses (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such Indemnitees to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such Indemnitees shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such Indemnitees against losses arising by reason of such Indemnitees' failure to fulfill such undertaking, or (iii) a majority of the Managers (excluding any Manager who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such Indemnitees ultimately will be entitled to indemnification.
(c) As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an Indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee's offices, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Managers (excluding any Manager who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such Indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Fund and that such Indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee's offices, or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such Indemnitee against any liability to the Fund or its Members to which such Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee's offices.
(d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any Indemnitee of any such amount if such Indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such Indemnitee's offices. In (i) any suit brought by a Manager (or other Person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7, it shall be a defense that, and (ii) in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the Fund shall be entitled to recover such expenses upon a final adjudication that, the Manager or other Person claiming a right to indemnification under this
Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Manager or other Person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).
(e) The Indemnitees may not satisfy any right of indemnification or advancement of expenses granted in this
Section 3.7 or to which such Indemnitees may otherwise be entitled except out of the assets of the Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.
(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any Manager or other Person.
3.8     FEES, EXPENSES AND REIMBURSEMENT
(a) The Board may cause the Fund to compensate each Manager who is not an "interested person" of the Fund (as defined in the 1940 Act), and such Manager shall be reimbursed by the Fund for reasonable travel and out-of-pocket expenses incurred by him in performing his duties under this Agreement.
(b) The Fund shall bear all costs and expenses incurred in its business and operations other than those specifically required to be borne by ASGI pursuant to the advisory agreement between the Fund and ASGI. Costs and expenses to be borne by the Fund include, but are not limited to, the following:
(1) all costs and expenses directly related to investment transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, custodial fees, margin fees, transfer taxes and premiums, taxes withheld on foreign dividends, and indirect expenses from investments in Investment
Funds;
(2) all costs and expenses associated with the operation and registration of the Fund, offering costs and the costs of compliance with applicable federal and state laws;
(3) attorneys' fees and disbursements associated with updating the Fund's registration statement, the private placement memorandum and other offering related documents
(the "Offering Materials"); the costs of printing the Offering Materials and distributing them to prospective investors; and attorneys' fees and disbursements associated with the preparation and review thereof;
(4) all costs and expenses associated with the organization and operation of separate Investment Funds managed by Investment Managers in which the Fund invests;
(5) the costs and expenses of holding meetings of the Board and any meetings of Members, including costs associated with the preparation and dissemination of proxy materials;
(6) the fees and disbursements of the Fund's counsel, legal counsel to the Independent Managers, if any, auditing and accounting expenses and fees and disbursements for independent accountants for the Fund, and other consultants and professionals engaged on behalf of the Fund;
(7) all costs and expenses associated with the Fund's repurchase offers;
(8) the management fee payable to ASGI and certain out-of-pocket expenses incurred by ASGI in its capacity as the Fund's investment adviser;
(9) the fees payable to custodians and other Persons providing administrative services to the Fund;
(10) the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund, the Board or Indemnitees;
(11) all costs and expenses of preparing, setting in type, printing, and distributing reports and other communications to Members;
(12)   all expenses associated with computing the Fund's
Net Asset Value, including any equipment or services obtained for these purposes;
(13) all charges for equipment or services used in communicating information regarding the Fund's transactions among ASGI and any custodian or other agent engaged by the Fund; and
(14) such other types of expenses as may be approved from time to time by the Board.
(c) Subject to procuring any required regulatory approvals, from time to time the Fund may, alone or in conjunction with other registered or unregistered investment funds or other accounts for which ASGI, or any Affiliate of ASGI, acts as general partner, managing member, manager or investment adviser (or the equivalent), purchase insurance in such amounts, from such insurers and on such terms as the Board shall determine.
(d) The Fund shall pay to the Placement Agent with respect to the aggregate Net Asset Value of all Class A Shares (to the extent such Shares have been outstanding for at least one year) an investor distribution and servicing fee for providing investor services (the "Investor Distribution and Servicing Fee"), which fee shall be calculated and accrued each calendar month (before any repurchases of Class A Shares being made at the end of the applicable month), at the rate of 0.75% per annum of such aggregate Net Asset Value as of the end of such month. Such Investor Distribution and Servicing Fee shall be paid in arrears at the end of each calendar quarter and shall be charged to the Net Asset Value of the Class A Shares.

(e) Investments in Class A Shares of less than $500,000 are subject to a placement fee of 2.00%; investments in Class A Shares of $500,000 or more and less than $1,000,000 are subject to a placement fee of 1.00% and investments in Class A Shares of $1,000,000 or more are subject to a placement fee of 0.50% (in each case, the "Placement Fee"). In the event that a Member purchases Class A Shares on more than one occasion, the Placement Fee charged at the time of any purchase shall be charged at the rate that would apply if the aggregate of all of the Member's current and prior purchases (based on amounts invested) were being purchased at that time. The Placement Fee may be waived in whole or in part by the Placement Agent in its sole discretion.
ARTICLE IV: TERMINATION OF STATUS OF MANAGERS,
 TRANSFERS AND REPURCHASES

4.1     TERMINATION OF STATUS OF A MANAGER
The status of a Manager shall terminate if the Manager (a) shall die; (b) shall be adjudicated incompetent; (c) shall voluntarily resign as a Manager; (d) shall be removed in accordance with Section 4.2; (e) shall be certified by a physician to be mentally or physically unable to perform his or her duties hereunder; (f) shall be declared bankrupt by a court with appropriate jurisdiction, file a petition commencing a voluntary case under any bankruptcy law or make an assignment for the benefit of creditors; (g) shall have a receiver appointed to administer the property or affairs of such Manager; or (h) shall otherwise cease to be a Manager of the Fund under the Delaware Act.

4.2     REMOVAL OF THE MANAGERS
Any Manager may be removed either (a) with or without cause by the vote or written consent of at least two thirds (2/3) of the Managers not subject to the removal vote (but only if there are at least three Managers serving on the Board at the time of such vote or written consent) or (b) with or without cause by, if at a meeting, a vote of the Members holding a majority of the total number of votes present at such meeting or, if by written consent, a vote of Members holding at least two-thirds (2/3) of the total number of votes eligible to be cast by all Members.
4.3     TRANSFER OF SHARES OF MEMBERS
(a) Shares of a Member may be Transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of such Member, (ii) in connection with the Conversion, Shares may be distributed by the Constituent Funds to the members of the Constituent Funds, or (iii) with the written consent of the Board (which may be withheld in its sole and absolute discretion); provided, however, that the Board may not consent to any Transfer other than a Transfer (A) in which the tax basis of the Shares in the hands of the Transferee is determined, in whole or in part, by reference to its tax basis in the hands of the Transferor (e.g., certain Transfers to affiliates, gifts, and contributions to family partnerships), (B) to members of the Member's immediate family (brothers, sisters, spouse, parents, and children), (C) as a distribution from a qualified retirement plan, or (D) a Transfer to which the Board may consent pursuant to the following sentence. The Board may consent to other pledges, Transfers, or assignments under such other circumstances and conditions as it, in its sole and absolute discretion, deems appropriate. In no event, however, will any Transferee or assignee be admitted as a Member without the consent of the Board, which may be withheld in its sole and absolute discretion. Any pledge, Transfer, or assignment not made in accordance with this Section 4.3 shall be void.
(b) The Board may not consent to a Transfer of Shares of a Member unless: (i) the Person to whom the Shares are Transferred (or each of the Person's beneficial owners if such a Person is a "private investment company" as defined in paragraph (d)(3) of Rule 205-3 under the Advisers Act) is a Person whom the Board believes is a "Eligible Investor" as described in the Fund's Form N-2; and (ii) all the Shares of the Member are Transferred to a single Transferee or, after the Transfer of less than all the Member's Shares, the Net Asset Value of the Shares of each of the Transferee and Transferor is not less than the amount as may be fixed from time to time by the Board as the Fund's minimum investment, if any. Any Transferee that acquires Shares by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member or otherwise, shall be entitled to the distributions allocable to the Shares so acquired and to Transfer such Shares in accordance with the terms of this Agreement, but shall not be entitled to the other rights of a Member unless and until such Transferee becomes a substituted Member. If a Member Transfers Shares with the approval of the Board, the Board shall promptly take all necessary actions so that the Transferee to whom such Shares are Transferred is admitted to the Fund as a Member. Each Member effecting a Transfer and its Transferee agree to pay all expenses, including attorneys' and accountants' fees, incurred by the Fund in connection with such Transfer.
(c) Each Member shall indemnify and hold harmless the Fund, the Managers, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs, and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs, and expenses or any judgments, fines, and amounts paid in settlement), joint or several, to which such Persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.3 and (ii) any misrepresentation by such Member in connection with any such Transfer.

4.4     REPURCHASE OF SHARES
(a) Except as otherwise provided in this Agreement, no Member or other Person holding Shares shall have the right to withdraw or tender to the Fund for repurchase of those Shares. The Board from time to time, in its sole and absolute discretion and on such terms and conditions as it may determine, may cause the Fund to repurchase Shares pursuant to written tenders. In determining whether to cause the Fund to repurchase Shares pursuant to written tenders, the Board shall consider the following factors, among others:
(1)    whether any Members have requested to tender
Shares to the Fund;
(2)    the liquidity of the Fund's assets;
(3) the investment plans and working capital requirements of the Fund;
(4) the relative economies of scale with respect to the size of the Fund;
(5)    the history of the Fund in repurchasing Shares;
and
(6)    the economic condition of the securities markets.
The Board shall cause the Fund to repurchase Shares pursuant to written tenders only on terms determined by the Board to be fair to the Fund and to all Members (including Persons holding Shares acquired from Members), as applicable, and otherwise in a manner consistent with Sections 18-607 and 18-804 of the Delaware Act, to the extent applicable.
(b) A Member who tenders for repurchase only a portion of the Member's Shares will be required to continue to own Shares having a Net Asset Value not less than amount as may be fixed from time to time by the Board as the Fund's minimum investment, if any. If a Member tenders an amount that would cause Net Asset Value of the Member's remaining Shares to fall below the required minimum, the Fund reserves the right to reduce the amount to be purchased from the Member so that the required minimum balance is maintained or to repurchase all of the tendering Member's Shares. A Member who tenders for repurchase Shares initially purchased within a period determined by the Board before such tender may, as determined by the Board, be required to pay an early repurchase charge of a percentage of the repurchase price for such Shares, which charge will be withheld from the payment of the repurchase price.
(c) The Board may cause the Fund to repurchase Shares of a Member or any Person acquiring Shares from or through a Member in the event that the Board determines or has reason to believe that:
(1)    such Shares have been Transferred in violation of
Section 4.3 hereof, or such Shares have vested in any Person by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution, or incompetency of a Member;
(2)    ownership of such Shares by a Member or other
Person will cause the Fund to be in violation of, or subject the Fund to additional registration or regulation under, the securities laws of the United States or any other relevant jurisdiction;
(3) continued ownership of such Shares may subject the Fund or any of the Members to an undue risk of adverse tax or other fiscal consequences;
(4) any of the representations and warranties made by a Member in connection with the acquisition of Shares was not true when made or has ceased to be true; or
(5) it would be in the best interests of the Fund, as determined by the Board in its sole and absolute discretion, for the Fund to repurchase such Shares.
(d) Provided that the Board shall have made a determination to repurchase Shares, Shares will be valued for purposes of determining their repurchase price as of the last Business Day of each calendar quarter (a "Valuation Date"). Shares to be repurchased pursuant to subsection 4.4(c) shall be tendered by the affected Members, and payment for such Shares shall be made by the Fund, at such times as the Fund shall set forth in its notice to the affected Members. Shares being tendered by Members pursuant to subsection 4.4(a) shall be tendered by Members at least sixty-five (65) days prior to the applicable Valuation Date. The Fund shall pay the repurchase price for tendered Shares approximately, but no earlier than, thirty-five (35) days after the applicable Valuation Date. The voting rights of Members as provided in this Agreement with respect to the tendered Shares shall continue until such time as the Initial Payment (as defined below) of the repurchase price is paid under this subsection 4.4(d). Payment of the repurchase price for Shares shall consist of cash in an amount equal to such percentage (generally expected to be 100% or 90%), as may be determined by the Board, of the estimated unaudited Net Asset Value of the Shares repurchased by the Fund determined as of the Valuation Date relating to such Shares (the "Initial Payment"). The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the estimated unaudited Net Asset Value, the balance of such estimated Net Asset Value. The Fund shall pay the balance, if any, of the purchase price based on the audited financial statements of the Fund for the Fiscal Year in which such repurchase was effective. This amount will be subject to adjustment upon completion of the annual audit of the Fund's financial statements for the fiscal year in which the repurchase is effected. Notwithstanding anything in the foregoing to the contrary, the Board, in its sole and absolute discretion, may pay any portion of the repurchase price in Securities (or any combination of Securities and cash) having a value, determined as of the Valuation Date relating to such Shares, equal to the fair market value of such Securities. Members may be compelled to accept any portion of the repurchase price in Securities without regard to the provisions of Section 18-605 of the Delaware Act.
ARTICLE V: SHARES
5.1     SHARES
The interest of the Members hereunder shall be divided into an unlimited number of Shares. Minimum initial and additional investment amounts may be established by the Board, in its sole and absolute discretion. Members may make additional investments in the Fund effective as of such times as the Board, in its sole and absolute discretion, may permit, subject to Section 2.7 hereof, but no Member shall be obligated to make any additional investments in the Fund. Initial and any additional investments in the Fund shall be payable in cash, in-kind or in such manner and at such times as may be determined by the Board, payable in readily available funds at the date of the proposed acceptance of the investment.

All Shares issued in accordance with the terms hereof, including, without limitation, Shares issued in connection with a dividend in Shares or a split of Shares, shall be fully paid and nonassessable when the consideration determined by the Managers (if any) therefor shall have been received by the Fund.

The ownership of Shares shall be recorded on the books of the Fund or a transfer or similar agent. No certificates certifying the ownership of Shares shall be issued except as the Managers may otherwise determine from time to time. The Managers may make such rules as they consider appropriate for the issuance of Share certificates, the transfer of Shares and similar matters. The record books of the Fund as kept by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the Members and as to the number of Shares held from time to time by each Member. The Managers may at any time discontinue the issuance of Share certificates and may, by written notice to each Member, require the surrender of Share certificates to the Fund for cancellation. Such surrender and cancellation shall not affect the ownership of Shares in the Fund.

5.2     RIGHTS OF MEMBERS
The Shares shall be personal property giving only the rights in this Agreement specifically set forth or as otherwise required by the Delaware Act. The ownership of Fund assets of every description and the right to conduct any business herein before described are vested exclusively in the Managers, and the Members shall have no interest therein other than the interest conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Fund nor can they be called upon to share or assume any losses of the Fund. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified by the Managers when creating the Shares, as in preferred shares).

Every Member by virtue of having become a Member shall be held to have expressly assented and agreed to the terms of this Agreement and the By-laws and to have become a party hereto and thereto. The death of a Member during the continuance of the Fund shall not operate to terminate the same nor entitle the representative of any deceased Member to an accounting or to take any action in court or elsewhere against the Fund or the Managers, but only to the rights of said decedent under this Agreement.

No Member shall be entitled to interest on any investment in the Fund, nor shall any Member be entitled to the return of any capital of the Fund except (i) upon the repurchase by the Fund of a part or all of such member's Shares pursuant to section 4.4 hereof, or (ii) upon the liquidation of the Fund's assets pursuant to Section 6.2 hereof. No Member shall be liable for the return of any such amounts.

5.3     ISSUANCE OF SHARES
The Managers, in their discretion, may from time to time without authorization or vote of the Members issue Shares and additional Classes of Shares established pursuant to Section 3.1(e), in addition to the then issued and outstanding Shares and Shares held in the treasury, to such party or parties and for such amount and type of consideration, including cash or property, at such time or times, and on such terms as the Managers may determine, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. The Managers may from time to time divide or combine the Shares into a greater or lesser number without thereby changing the proportionate beneficial interest in such Shares. Issuances and repurchases of Shares may be made in whole Shares and/or fractions of a Share or multiples thereof as the Managers may determine.

5.4     REGISTER OF SHARES
A register shall be kept at the offices of the Fund or any transfer agent duly appointed by the Managers under the direction of the Managers which shall contain the names and addresses of the Members and the number of Shares held by them respectively and a record of all transfers thereof. Separate registers shall be established and maintained for each Class or series of Shares. Each such register shall be conclusive as to who are the holders of the Shares of the applicable class or series of Shares and who shall be entitled to receive dividends or distributions or otherwise to exercise or enjoy the rights of Members. No Member shall be entitled to receive payment of any dividend or distribution, nor to have notice given to such Member as herein provided, until such Member has given its address to a transfer agent or such other officer or agent of the Managers as shall keep the register for entry thereon. The Managers, in their discretion, may authorize the issuance of share certificates and promulgate appropriate fees therefor and rules and regulations as to their use.
ARTICLE VI: DISSOLUTION AND LIQUIDATION
6.1     DISSOLUTION
The Fund shall be dissolved only:
(1) upon the affirmative vote to dissolve the Fund by the Board;
(2) upon the determination not to continue the business of the Fund or the failure of Members to elect the required number of Managers at a meeting called by ASGI in accordance with Section 2.6(c) hereof;
(3) at any time there are no Members in accordance with and subject to Section 18-801(a)(4) of the Delaware
Act; or
(4)   the entry of a decree of judicial dissolution under
Section 18-802 of the Delaware Act.
Dissolution of the Fund shall be effective on the later of the day on which the event giving rise to the dissolution shall occur or, in connection with clause (2) above, the conclusion of the 60-day period as provided in Section 2.6, but the Fund shall not terminate until the assets of the Fund have been liquidated, and the business and affairs of the Fund have been wound up, in accordance with Section 6.2 hereof and the Certificate has been canceled.
6.2     LIQUIDATION OF ASSETS
(a)    Upon the dissolution of the Fund as provided in Section
6.1 hereof, the Board shall promptly appoint ASGI as the liquidator, and ASGI shall liquidate the assets, and wind up the business and affairs of the Fund, except that, if ASGI is unable or unwilling to perform this function, the Board shall appoint another Person to serve as liquidator, and, if the Board is unable or unwilling to appoint another Person to serve as liquidator, Members holding a majority of the total number of votes eligible to be cast by all Members shall appoint another Person to serve as liquidator, and such Person shall promptly liquidate assets, and wind up the business and affairs of the Fund. The proceeds from liquidation (after establishment of appropriate reserves for contingencies in such amount as the Board, ASGI or the liquidator shall deem appropriate in its sole and absolute discretion as applicable) shall be distributed in accordance with Section 18-804 of the Delaware Act as follows:
(1) the debts of the Fund and the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Fund's assets to the Members has been completed, shall first be paid in accordance with priority and on a pro rata basis in accordance with their respective amounts; and
(2) the Members shall next be paid on a pro rata basis in accordance with the Net Asset Value of their Shares on the date of the distributions under this Section
6.2(a)(2).
(b) Anything in this Section 6.2 to the contrary notwithstanding, upon dissolution of the Fund, the Board or other liquidator may distribute ratably to the Members in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.3 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.2(a) above. Members may be compelled to accept in-kind distributions without regard to the provisions of Section 18-605 of the Delaware Act.
ARTICLE VII: ACCOUNTING, VALUATIONS, AND BOOKS AND RECORDS
7.1     ACCOUNTING AND REPORTS
(a) The Fund shall adopt for tax accounting purposes any accounting method that the Board shall decide in its sole and absolute discretion is in the best interests of the Fund. The Fund's accounts shall be maintained in U.S. currency.
(b) After the end of each Taxable Year, the Fund shall furnish to each Member such information regarding the operation of the Fund and such Member's Shares as is necessary for such Member to complete federal, state, and local income tax or information returns and any other tax information required by federal, state, or local law.
(c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation, or order, within 60 days after the close of the period for which a report required under this Section 7.1(c) is being made, the Fund shall furnish to each Member a semi-annual report and an audited annual report containing the information required by such Act. The Fund shall cause financial statements contained in each annual report furnished hereunder to be accompanied by a certificate of independent public accountants based upon an audit performed in accordance with generally accepted accounting principles. The Fund may furnish to each Member such other periodic reports as the Board deems necessary or appropriate in its sole and absolute discretion.
7.2     DETERMINATIONS BY THE BOARD OF MANAGERS
All matters concerning the determination of accounting matters shall be determined by the Board in its sole and absolute discretion unless specifically and expressly otherwise provided for by the provisions of this Agreement or required by law, and such determinations shall be final and binding on all the Members.
7.3     VALUATION OF ASSETS
(a) Except as may be required by the 1940 Act, the Board shall value or have valued any Securities or other assets and liabilities of the Fund as of the close of business on the last Business Day of each Fiscal Period in accordance with such valuation procedures as shall be established from time to time by the Board and which conform to the requirements of the 1940 Act, such that Securities and other assets owned by the Fund will be valued at market value, if market quotations are readily available, or will be valued at fair value, as described below in 7.3(b). In determining the value of the assets of the Fund, no value shall be placed on the goodwill or name of the Fund, or the office records, files, statistical data, or any similar intangible assets of the Fund not normally reflected in the Fund's accounting records, but there shall be taken into consideration any items of income earned but not received, expenses incurred but not yet paid, liabilities, fixed or contingent, and any other prepaid expenses to the extent not otherwise reflected in the books of account, and the value of options or commitments to purchase or sell Securities or commodities pursuant to agreements entered into prior to such valuation date.
(b) The Fund will value interests in Investment Funds at their "fair value," as determined in good faith by the Board, which value ordinarily will be the value of an interest in an Investment Fund determined by the Investment Manager of the Investment Fund in accordance with the policies established by the Investment Fund, absent information in the Board's determination and discretion that indicates that such value does not represent the fair value of the interest.
(c) The value of Securities and other assets of the Fund and the Net Asset Value of the Fund as a whole determined pursuant to this Section 7.3 shall be conclusive and binding on all of the Members and all parties claiming through or under them in the absence of manifest error.
7.4     DISTRIBUTIONS TO MEMBERS.
(a) The Managers shall from time to time distribute ratably among the Members of any Class of Shares, or any series of any such Class, in accordance with the number of outstanding full and fractional Shares of such Class or any series of such Class, such proportion of the net profits, surplus (including paid-in surplus), capital, or assets held by the Fund as they may deem proper or as may otherwise be determined in accordance with this Agreement. Any such distribution may be made in cash or property (including without limitation any type of obligations of the Fund or any assets thereof) or Shares of any Class or series or any combination thereof, and the Managers may distribute ratably among the Members of any Class of shares or series of any such Class, in accordance with the number of outstanding full and fractional Shares of such Class or any series of such Class, additional Shares of any Class or series in such manner, at such times, and on such terms as the Managers may deem proper or as may otherwise be determined in accordance with this Agreement.
(b) Distributions pursuant to this Section 7.4 may be among the Members of record of the applicable Class or series of Shares at the time of declaring a distribution or among the Members of record at such later date as the Managers shall determine and specify.
(c) The Fund may always retain from the net profits such amount as they may deem necessary to pay the debts or expenses of the Fund or to meet obligations of the Fund, or as the Managers otherwise may deem desirable to use in the conduct of the Fund's affairs or to retain for future requirements or extensions of the business.
(d) Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books, the above provisions shall be interpreted to give the Managers the power in their discretion to distribute for any fiscal year as ordinary dividends and as capital gains distributions, respectively, additional amounts sufficient to enable the Fund to avoid or reduce liability for taxes.
7.5     POWER TO MODIFY FOREGOING PROCEDURES
Notwithstanding any of the foregoing provisions of this
Article VII, the Managers may prescribe, in their absolute discretion except as may be required by the 1940 Act, such other bases and times for determining the per share asset value of the Fund's Shares or net income, or the declaration and payment of dividends and distributions as they may deem necessary or desirable for any reason, including to enable the Fund to comply with any provision of the 1940 Act, or other applicable laws or regulations, or any order of exemption issued by the U.S. Securities and Exchange Commission, all as in effect now or hereafter amended or modified.
7.6     DIVIDEND REINVESTMENT PLAN
The Managers may establish a dividend reinvestment plan for any Class or series of Shares providing for the automatic reinvestment of cash dividends on the Shares of such Class or series in additional shares of such Class or series or of another Class or series of Shares. Unless otherwise determined by the Managers, all dividends on Shares of any Class or series for which such a dividend reinvestment plan has been established shall automatically be reinvested under such plan unless the holder of such Shares shall affirmatively elect, in such manner as specified by the Fund, not to participate in the dividend reinvestment plan.
ARTICLE VIII: MISCELLANEOUS PROVISIONS
8.1     AMENDMENT OF LIMITED LIABILITY COMPANY AGREEMENT
(a) Except as otherwise provided in this Section 8.1, this Agreement may be amended, in whole or in part, with: (i) the approval of the Board (including the vote of a majority of the Independent Managers, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.
(b) The execution of an instrument setting forth the establishment and designation and the relative rights of any Class of Shares in accordance with Section 3.1 hereof shall, without any authorization, consent or vote of the Members, effect an amendment of this Agreement. The Managers may also amend this Agreement without the vote or consent of Members to change the name of the Fund or to make such other changes as do not have a materially adverse effect on the rights or interests of Members hereunder or if they deem it necessary to conform this Agreement to the requirements of applicable Federal laws or regulations or the requirements of the regulated investment company provisions of the Code, but the Managers shall not be liable for failing so to do.
(c) No amendment may be made under this Section which shall amend, alter, change or repeal any of the provisions of
Article VIII unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote or consent of the holders of two-thirds of each Class of Shares outstanding and entitled to vote (with each such Class separately voting thereon on consenting thereto as a separate Class). Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law.
(d) Nothing contained in this Agreement shall permit the amendment of this Agreement to impair the exemption from personal liability of the Members, Managers, officers, employees and agents of the Fund or to permit assessments upon Members.

(e) The power of the Board to amend this Agreement at any time without the consent of the other Members as set forth in this Section 8.1 shall specifically include the power to:
(1) restate this Agreement together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;
(2) amend this Agreement to effect compliance with any applicable law or regulation (other than with respect to the matters set forth in Section 8.1(d) hereof) or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and
(3)   as provided in Section 3.1(e).
(f) The Board shall cause written notice to be given of any amendment to this Agreement (other than any amendment of the type contemplated by clause (1) of Section 8.1(e) hereof) to each Member, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request.
8.2     SPECIAL POWER OF ATTORNEY
(a) Each Member hereby irrevocably makes, constitutes and appoints each Manager, acting severally, and any liquidator of the Fund's assets appointed pursuant to Section 6.2 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file, and/or publish:
(1) any amendment to this Agreement that complies with the provisions of this Agreement (including the provisions of Section 8.1 hereof);
(2) any amendment to the Certificate required because this Agreement is amended, including, without limitation, an amendment to effectuate any change in the membership of the Fund; and
(3) all such other instruments, documents, and certificates that, in the opinion of legal counsel to the Fund, may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement, and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.
(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member's consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection that such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each other Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.
(c) This power-of-attorney is a special power-of-attorney and is coupled with an interest in favor of each of the Managers and any liquidator of the Fund's assets and, as such:
(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Fund, Board or liquidator shall have had notice thereof; and
(2) shall survive a Transfer by a Member of such Member's Shares, except that where the Transferee thereof has been approved by the Board, this power-of-attorney given by the Transferor shall survive such Transfer for the sole purpose of enabling the Board to execute, acknowledge, and file any instrument necessary to effect such Transfer.
8.3     NOTICES
Except as otherwise set forth in this Agreement, notices that may or are required to be provided under this Agreement shall be made, if to a Member, by regular mail or commercial courier service or, if to the Fund or the Board, by hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, or telecopier, and shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Fund. Notices shall be deemed to have been provided (a) when delivered by hand, on the date delivered, (b) when sent by mail or commercial courier service, when deposited, postage or fee prepaid, and (c) when sent, if sent by telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.
8.4     AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns, executors, trustees, or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Agreement shall be void.
8.5     APPLICABILITY OF 1940 ACT AND FORM N-2
The parties hereto acknowledge that this Agreement is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Fund's Form N-2 that affect numerous aspects of the conduct of the Fund's business and of the rights, privileges, and obligations of the Members. Each provision of this Agreement shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Fund's Form N-2.
8.6     CHOICE OF LAW
Notwithstanding the place where this Agreement or the Subscription Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, including the Delaware Act without regard to the conflict of law principles of such State.
8.7     NOT FOR BENEFIT OF CREDITORS
The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, Managers, and the Fund. This Agreement is not intended for the benefit of creditors, in their capacity as such, and no rights are granted to creditors, in their capacity as such, under this Agreement.
8.8     THIRD-PARTY BENEFICIARIES
Each Indemnitee is a third-party beneficiary of Section 3.7.
8.9     MERGER AND CONSOLIDATION
(a) The Fund may merge or consolidate with or into one or more limited liability companies or other business entities pursuant to an agreement of merger or consolidation that has been approved by the Board in the manner contemplated by
Section 18-209(b) of the Delaware Act or may sell, lease or exchange all or substantially all of the Fund property, including its good will, upon such terms and conditions and for such consideration when and as authorized by the Board, in each case without the vote or consent of the Members.
(b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved by the Board in accordance with Section 18-209(b) of the Delaware Act may, to the extent permitted by
Section 18-209(f) of the Delaware Act, (i) effect any amendment to this Agreement, (ii) effect the adoption of a new limited liability company agreement for the Fund if it is the surviving or resulting limited liability company in the merger or consolidation, or (iii) provide that the limited liability company agreement of any other constituent limited liability company to the merger or consolidation (including a limited liability company formed for the purpose of consummating the merger or consolidation) shall be the limited liability company agreement of the surviving or resulting limited liability company; provided, however, that no such merger or consolidation shall have the effect of amending this Agreement in a manner not permitted under Section 8.1.
8.10     PRONOUNS
All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.
8.11     CONFIDENTIALITY
(a) A Member may obtain from the Fund, for any purpose reasonably related to such Member's Shares, such information regarding the business affairs or assets of the Fund as is just and reasonable under the Delaware Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board.
(b) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish, or make accessible to any other Person the name and/or address whether business, residence, or mailing) of any other Member (collectively, "Confidential Information") without the prior written consent of the Board, which consent may be withheld in its sole and absolute discretion.
(c)    Each Member recognizes that in the event that this
Section 8.11 is breached by any Member or any of its owners, principals, partners, members, managers, directors, officers, employees, agents assigns, successors or legal representatives or any of its Affiliates, including any of such Affiliates' owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members and the Fund shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus the recovery of reasonable attorneys' fees and other litigation expenses incurred in connection therewith. In the event that the Fund determines that any of the Members or any of such Member's owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives or any of its Affiliates, including any of such Affiliates' owners, principals, partners, members, managers, directors, officers, employees, agents, assigns, successors or legal representatives should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the Members agrees that the Fund may, at its own expense, pursue in a court of appropriate jurisdiction such injunctive relief.
8.12     SEVERABILITY
If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).
8.13     FILING OF RETURNS
The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Fund.
8.14 USE OF NAMES "ALTERNATIVE STRATEGIES GROUP, INC.," "ASGI" AND "ASGI MESIROW INSIGHT FUND, LLC"
ASGI hereby grants to the Fund a royalty-free, non-exclusive license to use the name "Alternative Strategies Group, Inc." "ASGI" or "ASGI Mesirow Insight Fund, LLC" (or an abbreviation or derivation thereof) in the name of the Fund. Such license may, at such time as neither ASGI nor an Affiliate of ASGI shall serve as an investment adviser to the Fund, or at such time as neither Mesirow Advanced Strategies, Inc. ("Mesirow") nor an affiliate of Mesirow shall serve as a sub-adviser to the Fund, upon fifteen (15) days notice by ASGI, or upon termination of this Agreement, be terminated by ASGI, in which event the Fund shall promptly take whatever action may be necessary to change its name and discontinue any further use of the names "Alternative Strategies Group, Inc.," "ASGI" and "ASGI Mesirow Insight Fund, LLC" (or an abbreviation or derivation thereof) in the name of the Fund or otherwise. The names "Alternative Strategies Group, Inc.," "ASGI" or "ASGI Mesirow Insight Fund, LLC" (or an abbreviation or derivation thereof) may be used or licensed by ASGI in connection with any of its activities or licensed by ASGI to any other party. Each of the undersigned acknowledges having read this Agreement in its entirety before signing, including the confidentiality clause set forth in Section 8.11.


IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.
MANAGERS:
/s/ James Hille
Name: James Hille
Title: Manager

/s/ James Dean
Name: James Dean
Title: Manager

/s/ Dennis Schmal
Name: Dennis Schmal
Title: Manager

/s/ Jonathan Hook
Name: Jonathan Hook
Title: Manager

/s/ James Dunn
Name: James Dunn
Title: Manager

/s/ Adam Taback
Name: Adam Taback
Title: Manager

/s/ Stephen Golding
Name: Stephen Golding
Title: Manager


MEMBERS:
Each Person who shall sign a form of proxy and consent to merger and reorganization in connection with the Conversion, subscription agreement, application or certification and who shall be accepted by the Board to the Fund as a Member.


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